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                                                                       EXHIBIT 5

                             AMERICAN STUDIOS, INC.
                         11001 Park Charlotte Boulevard
                        Charlotte, North Carolina 28273



                               November 22, 1996




PCA International, Inc.
815 Matthews-Mint Hill Road
Matthews, North Carolina 28105
Attention:  Mr. John Grosso

Gentlemen:

                 You have requested information in connection with your consideration of a possible transaction (the "Transaction") involving American Studios, Inc. (the "Company"). As a condition to the Company furnishing such information to you, the Company requires that you agree, as set forth below, that you and your Representatives (as defined below) will treat confidentially and in accordance with the terms of this Letter Agreement such information and any other information that the Company or the Company's Representatives furnish to you in connection with a Transaction. All such information, including without limitation any oral and written information and all notes, analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information, is hereinafter referred to as the "Evaluation Material", whether furnished before or after the date of this letter.

                 The term "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company or its Representatives, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known to you to be bound by a confidentiality agreement with the Company.

                 The term "Representatives" as used in this letter with respect to any person shall mean the directors, officers, employees, affiliates, representatives (including but not limited to financial advisors, attorneys and accountants), agents or potential sources of financing of such person. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership, group, individual or other entity.

                 You agree that you and your Representatives will use the Evaluation Material solely for the purpose of evaluating the Transaction. You agree that the Evaluation Material will be kept confidential by you and your Representatives; provided, however, that (i) any of such
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Mr. John Grosso
November 22, 1996
Page 2


information may be disclosed to such of your Representatives who need to know such information for the purpose of evaluating the Transaction (it being understood that such Representatives shall be informed by you of the confidential nature of such information and will agree to be bound by the terms of this Agreement and you agree to be responsible for any breach of this Agreement by such Representatives), and (ii) any disclosure of such information may be made if the Company shall consent thereto in writing prior to such disclosure; provided further, however, that neither the foregoing nor any other provision of this letter shall be deemed to prevent you from pursuing the Transaction in such manner as you may deem appropriate and making such public disclosure as may be required should negotiations for the Transaction terminate.

                 Without the prior written consent of the other party, or except as required by applicable law, no party hereto will disclose to any person (other than its Representatives who are evaluating the Transaction) either the fact that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect to the Transaction, including the status thereof, nor that the Evaluation Material has been made available to you.

                 In the event that you or any of your Representatives are requested or required, by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any Evaluation Material, you will promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order or waive your or your Representative's compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Evaluation Material, you or your Representative may, without liability hereunder, furnish only that portion of the Evaluation Material which you are advised by counsel is legally required to be disclosed.

                 As soon as possible upon written request from the Company or upon the termination of your evaluation, you will return to the Company all Evaluation Material which has been provided to you or your Representatives or, at your option, destroy all copies of the Evaluation Material in your or your Representatives' possession, subject to any regulatory requirement as to record retention which may be applicable to any potential financing source in connection with the Transaction. Such return or destruction will be confirmed in writing at the Company's request. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

                 You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty as to the accuracy or completeness of the Evaluation Material, and that only those representations and warranties that are made in a
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Mr. John Grosso
November 22, 1996
Page 3


definitive agreement with you when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, will have any legal effect.

                 The parties agree that unless and until a definitive agreement with respect to the Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this or any written or oral expression with respect to the Transaction, except, in the case of this letter agreement, for the matters specifically agreed to herein.

                 It is understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

                 This letter agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns; provided, however, that neither this agreement nor your or your Representatives' obligations hereunder may be assigned by you or your Representatives without the express written consent of the Company and any purported assignment in violation hereof shall be null and void.

                 This letter agreement shall be governed and construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed entirely in such State. This letter agreement contains the entire agreement between you and the Company concerning the confidentiality of the Evaluation Material, and no modification of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or the Company, unless approved in writing by each of you and the Company.
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Mr. John Grosso
November 22, 1996
Page 4


                 If you are in agreement with the foregoing, please sign and return one copy of this letter to the undersigned, which will constitute our agreement with respect to the subject matter of this letter.

                                        Very truly yours,

                                        AMERICAN STUDIOS, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

Agreed to and accepted as of
the date first above written:

PCA INTERNATIONAL, INC.



-----------------------------------
By:  John Grosso
Title:  President